                                                                    EXHIBIT 2.4



                               THIRD AMENDMENT TO
                       PURCHASE AND CONTRIBUTION AGREEMENT

     THIS THIRD AMENDMENT TO PURCHASE AND CONTRIBUTION AGREEMENT ("Third Amendment") is made and entered into as of November 12, 1999 by and among Charter Investment, Inc., a Delaware corporation formerly known as Charter Communications, Inc. ("CII"), Charter Communications Holding Company, LLC, a Delaware limited liability company ("Charter LLC"), Falcon Communications, L.P., a California limited partnership ("Falcon"), Falcon Holding Group, L.P., a Delaware limited partnership ("FHGLP"), TCI Falcon Holdings, LLC, a Delaware limited liability company ("TCI"), Falcon Cable Trust, a California trust ("FC Trust"), Falcon Holding Group, Inc., a California corporation ("FHGI"), and DHN Inc., a California corporation ("DHN") (FHGLP, TCI, FC Trust, FHGI and DHN are sometimes referred to herein as "Sellers").

                              PRELIMINARY STATEMENT

     A. CII, Falcon, and Sellers entered into the Purchase and Contribution Agreement on May 26, 1999 (the "Purchase and Contribution Agreement"), which was amended and modified by a First Amendment to Purchase and Contribution Agreement dated as of June 22, 1999 ("First Amendment") and further amended and modified by a Second Amendment to Purchase and Contribution Agreement dated as of October 27, 1999 ("Second Amendment").

     B. The parties hereto desire to modify the Purchase and Contribution Agreement in certain respects as described herein. Section 11.9 of the Purchase and Contribution Agreement provides that the Purchase and Contribution Agreement may be amended; provided that any such amendment will be binding on the parties prior to Closing only if set forth in a writing executed by them.

     NOW, THEREFORE, the parties hereto agree as follows:

     1. Except as otherwise provided in this Third Amendment, all capitalized terms used herein and not otherwise defined herein shall have the same meanings assigned to them in the Purchase and Contribution Agreement, as amended and modified by the First Amendment and the Second Amendment.

     2. Section 1.1 of the Purchase and Contribution Agreement is hereby amended by adding the following defined terms:

          "Charter IPO" means the initial public offering of shares of Class A Common Stock of PublicCo that is described in Amendment No. 4 to S-1 Registration Statement filed with the SEC on November 1, 1999.

          "Class A Common Units" means the Class A Common Units of Charter LLC to be issued to Vulcan Cable III (as the transferee of Belo Ventures, Inc. pursuant to the Vulcan-Belo Put Agreement) pursuant to the Charter LLC Operating Agreement.

          "Class B Common Units" means the Class B Common Units of Charter LLC to be issued to PublicCo (as the transferee of FHGLP pursuant to the Exchange Agreement) pursuant to the Charter LLC Operating Agreement.

          "Class D Common Units" means the Class D Common Units of Charter LLC to be issued to FHGLP pursuant to the Charter LLC Operating Agreement.

          "Common Units" means the Class A Common Units, Class B Common Units and Class D Common Units.

          "FHGLP Partners" means all current partners of FHGLP, other than Belo Ventures, Inc.

          "PublicCo" means Charter Communications, Inc., a Delaware corporation incorporated on July 22, 1999.

     3. Clause (1) of Section 2.3(d) of the Purchase and Contribution Agreement is hereby amended to read in its entirety as follows:

          (1) $1 shall be paid to FHGLP for all of its capital stock in Enstar and its entire membership interest in Enstar Finance Company, LLC,

     4. Notwithstanding anything to the contrary in the Purchase and Contribution Agreement, as amended, the parties agree that all intercompany indebtedness among the Falcon Companies shall be excluded from Closing Net Liabilities, Current Assets, and Current Liabilities and shall not give rise to any adjustment to the Aggregate Consideration.

     5. Exhibit F to the Purchase and Contribution Agreement is hereby amended in its entirety as set forth on the attached Exhibit I.

     6. For purposes of this Third Amendment, references to "Charter" mean CII, Charter LLC and PublicCo individually and collectively. CII and Charter LLC each hereby agree to cause PublicCo to perform all obligations to be performed by PublicCo pursuant to the Purchase and Contribution Agreement and the Transaction Documents, including this Third Amendment.

     7. Section 6.6 of the Purchase and Contribution Agreement is hereby amended by adding the following sentence to the end of subsection (c) thereof:

     The foregoing provisions of this Section 6.6(c) are subject to the provisions of Section 6.6(h) and (i).

     8. Section 6.6 of the Purchase and Contribution Agreement is hereby amended by adding the following new paragraphs (h), (i) and (j):

          (h) In the event the Closing occurs on the same day as, and concurrently with, the Charter IPO, at the Closing (i) Charter LLC will enter into the definitive Charter LLC Operating Agreement with FHGLP in the form attached to the Third Amendment as Exhibit II; (ii) FHGLP will distribute its Class D Common Units to each of the FHGLP Partners and Belo Ventures, Inc.; (iii) PublicCo will enter into the definitive Exchange Agreement with the FHGLP Partners in the form attached to the Third Amendment as Exhibit III; (iv) Paul G. Allen will enter into definitive Put Agreements with the FHGLP Partners in the forms attached to the Third Amendment as Exhibit IV; (v) Vulcan Cable III will purchase from Belo Ventures, Inc. all of its Class D Common Units pursuant to the Vulcan-Belo Put Agreement (as defined in the Charter LLC Operating Agreement attached to the Third Amendment as Exhibit II); and (vi) PublicCo will enter into the definitive Registration Rights Agreement with the FHGLP Partners in the form attached to the Third Amendment as Exhibit V.

          (i) In the event the Closing does not occur on the same day as, and concurrently with, the Charter IPO, the terms of Exhibits II, III, IV and V to the Third Amendment shall not be binding on FHGLP or Charter, and FHGLP and Charter shall negotiate in good faith appropriate modifications to the forms of Charter LLC Operating Agreement, the Exchange Agreement, the Put Agreement, and the Registration Rights Agreement attached to the Third Amendment as Exhibits II, III, IV and V (as well as negotiate in good faith a definitive Tag-Along Agreement to be entered into among Paul G. Allen, FHGLP and certain partners of FHGLP) in accordance with, and subject to, the provisions of the Purchase and Contribution Agreement, including but not limited to Section 6.6(c) thereof, as in effect before giving effect to the Third Amendment.

          (j) At the Closing, in exchange for the Contributed Interest, Charter LLC will issue to FHGLP a number of Class D Common Units sufficient to cause FHGLP to hold a percentage of all Common Units in Charter LLC (giving effect to the Charter IPO) equal to the percentage determined by dividing the Equity Value by the sum of (x) the Charter Value and (y) the Equity Value. The Equity Value will be determined in accordance with Section 2.3(b) of the Purchase and Contribution Agreement. In reliance on Charter's representations and other agreements set forth below in this Section 6.6(j), FHGLP hereby agrees that the Charter Value will be determined in accordance with the definition of "Charter Value" as set forth in the form of Charter LLC Operating Agreement attached to the Third Amendment as
     Exhibit II.

               (1) The parties agree that the component of "Charter Value" set forth in Section 1.27.1 of the form of Charter LLC Operating Agreement attached to the Third Amendment as Exhibit II is required to be determined in accordance with the following formula: (a) the product of seventeen (17) and the following: (i) the projected EBITDA for the calendar year ended December 31, 2000 of the assets owned by Charter LLC on May 26, 1999 (as reflected in the definition of the term "Charter Holdings Value" in Exhibit D to the Purchase and Contribution Agreement), plus (ii) the projected EBITDA for the calendar year ended December 31, 2000 of the assets owned by Charter LLC as of the Closing Date (other than the assets acquired by Charter LLC pursuant to the Purchase and Contribution Agreement and the assets owned by Charter LLC as of May 26, 1999), plus (iii) the projected

          EBITDA for the calendar year ended December 31, 2000 of the assets that are to be acquired by Charter LLC pursuant to the Avalon Purchase Agreement and the Fanch Purchase Agreement (as those terms are defined in the form of Charter LLC Operating Agreement attached to the Third Amendment as Exhibit II), minus (iv) 5,000,000; minus (b) the sum of
          (i) the amount of non-current liabilities (excluding deferred taxes) and the accreted amount of preferred equity interests immediately prior to the Closing Date, plus (ii) the excess of current liabilities over current assets as of October 31, 1999 of Charter LLC and its subsidiaries (in each case determined on a consolidated basis in accordance with generally accepted accounting principles); minus (c) the purchase price (including assumption of liabilities) of the assets described in clause (a)(iii) above, less any cash deposits which may be applied against such purchase price or refunded upon payment of the full purchase price (provided such deposits are not included in current assets included in clause (b)(ii) above). Charter represents and warrants that, in computing the amount presently set forth in said
          Section 1.27.1, the projected EBITDA amounts described in clauses
          (a)(ii) and (a)(iii) above (sometimes referred to as the "EBITDA Amounts") were determined in good faith by Charter in a manner consistent with information provided to Falcon on or about May 24, 1999, the amount set forth in clause (a)(iv) above as the amount of additional corporate overhead that Charter LLC will incur as a result of the acquisitions described in clauses (a)(ii) and (a)(iii) above was determined by Charter in good faith, and the amount of the liabilities described in clause (b) above (the "Liability Amount") was determined in good faith by Charter in accordance with generally accepted accounting principles. Charter also represents and warrants that the projected EBITDA amount for the calendar year ended December 31, 2000 of the assets to be acquired by Charter LLC pursuant to the Bresnan Purchase Agreement (as that term is defined in the form of Charter LLC Operating Agreement attached to the Third Amendment as
          Exhibit II) that is a component of the computation set forth in
          Section 3.6.6(c)(v) of the form of Charter LLC Operating Agreement attached to the Third Amendment as Exhibit II (the "Bresnan EBITDA Amount") will be determined in good faith by Charter in a manner consistent with information provided to Falcon on or about May 24, 1999. In reliance on the preceding representations and the other agreements of Charter set forth in this Section 6.6(j), FHGLP agrees that it will not receive any additional information relating to the determination of the EBITDA Amounts, the Liability Amount, and the Bresnan EBITDA Amount prior to the Closing.

               (2) Charter shall retain and preserve all books and records, work papers and other information pertinent to its determination of the EBITDA Amounts, the Liability Amount, and the Bresnan EBITDA Amount, including, without limitation, its assumptions underlying such determinations (collectively, the "Supporting Information"). As soon as practicable following the Closing when the Supporting Information may be released by Charter without constituting "inside information" and without causing any violation of applicable Legal Requirements (including, without limitation, the Securities Act and Exchange Act), as reasonably determined by Charter in consultation with its counsel, but in any event no later than January 31, 2001, Charter will provide the Supporting Information to FHGLP, together with any such other information pertinent to the determination of the EBITDA Amounts, the Liability Amount, and the Bresnan EBITDA Amount as FHGLP may reasonably request.

               (3) If FHGLP concludes that Charter's determinations of the EBITDA Amounts, the Liability Amount, and the Bresnan EBITDA Amount were unreasonable taken as a whole (as determined in accordance with this subsection (3)) and resulted in FHGLP or its transferees receiving fewer Common Units pursuant to Section 3.6.6 of the Charter LLC Operating Agreement in the aggregate than they would have received were the determinations of the EBITDA Amounts, the Liability Amount, and the Bresnan EBITDA Amount reasonable, then on or prior to the 30th day after FHGLP receives the Supporting Information and other requested information, FHGLP may so notify Charter. In such event, FHGLP and Charter shall endeavor in good faith to agree within 30 days after FHGLP so notifies Charter on the additional number of Common Units in the aggregate that would have been issued to FHGLP and its transferees pursuant to Section 3.6.6 of the Charter LLC Operating Agreement were the determinations of the EBITDA Amounts, the Liability Amount, and the Bresnan EBITDA Amount reasonable. The reasonableness of Charter's determinations of the above-referenced amounts shall be based on the methodology (as opposed to the specific underlying facts and circumstances with respect to the cable television systems included in the determinations) utilized in determining the $11,272,700,000 amount set forth as the "Charter Holdings Value" in Exhibit D to the

          Purchase and Contribution Agreement, taking into account the facts and circumstances that existed prior to the time of the Closing with respect to the cable television systems included in the determinations of the EBITDA Amounts, the Liability Amount, and the Bresnan EBITDA Amount, and to the extent not determinable from the foregoing methods, based on cable industry standards for cable television systems of comparable size, characteristics and composition. In this regard, the parties further acknowledge that the EBITDA amount described in clause
          (a)(i) and the amount set forth in clause (a)(iv) of subsection (1) above are fixed for purposes of determining the Charter Value and are not subject to review pursuant to this Section 6.6(j) and that the current liabilities arising out of potential violations of Section 5 of the Securities Act that are reflected in the pro forma financial statements of PublicCo in its Registration Statement on Form S-1 relating to the Charter IPO are not to be included in the computation of the above-referenced Liability Amount.

               (4) If FHGLP and Charter do not agree on such aggregate number of Common Units by such 30th day, either FHGLP or Charter may elect to submit the matter to a mutually acceptable arbitrator by giving the other party written notice of such election. If FHGLP and Charter do not agree on the selection of an arbitrator within 10 days after a party has elected to submit the matter to an arbitrator, an arbitrator shall be selected by the Los Angeles, California office of the American Arbitration Association, provided that the arbitrator shall be a partner or member of a Big 5 accounting firm and provided further that in making such selection the AAA shall give preference to any such person with recent experience in the finance of cable television companies. The arbitrator shall endeavor to render his decision within 30 days after the arbitration hearing and his decision shall be final and binding on the parties, subject to subsection (6) below. The costs and expenses of the arbitrator and his services rendered pursuant to this Section 6.6(j) shall be borne one-half by FHGLP and one-half by Charter.

               (5) If it is determined that FHGLP or its transferees did receive fewer Common Units pursuant to Section 3.6.6 of the Charter LLC Operating Agreement in the aggregate than they would have received were the determinations of the EBITDA Amounts, the Liability Amount, and the Bresnan EBITDA Amount reasonable, taken as a whole (either by agreement of FHGLP and Charter or by the decision of an arbitrator), then within three days after such determination, Charter and Charter LLC shall pay to FHGLP in immediately available funds, in lieu of issuing additional Common Units to FHGLP or its transferees, cash in the amount of the "Per Common Unit Price" for each additional Common Unit that would have been issued to FHGLP and its transferees pursuant to Section 3.6.6 of the Charter LLC Operating Agreement, plus interest thereon at a rate of four and one-half percent (4.5%) per year, compounded annually, for the period from the Closing Date through the date payment in full is received by FHGLP, where the "Per Common Unit Price" is equal to the Equity Value divided by the aggregate number of Common Units which would have been issued to FHGLP and its transferees pursuant to Section 3.6.6 of the Charter LLC Operating Agreement were the determinations of the EBITDA Amounts, the Liability Amount, and the Bresnan EBITDA Amount reasonable.

               (6) In no event will the number of Common Units issuable to FHGLP and its transferees pursuant to Section 3.6.6 of the Charter LLC Operating Agreement be adjusted downward or will FHGLP or its transferees be required to forfeit any Common Units or other consideration received in respect thereof as a result of the provisions of this Section 6.6(j) or any decision of any arbitrator arising out of such provisions.

               (7) FHGLP agrees that the financial information (including without limitation any projections) of Charter LLC and its subsidiaries (including subsidiaries to be acquired pursuant to the Avalon Purchase Agreement, the Fanch Purchase Agreement and the Bresnan Purchase Agreement) that is or has been provided to FHGLP by Charter or PublicCo and is not otherwise generally available to the public will be kept confidential and will be used solely for the purposes of evaluating, reviewing and analyzing the determination of Charter Value, electing the size of its Contributed Interest, and exercising its rights under the Purchase and Contribution Agreement and related agreements. FHGLP agrees to disclose such confidential information only (i) to officers, directors and employees of FHGLP and its general partner involved in the foregoing purposes and who are informed of FHGLP's obligations under this subsection (7), (ii) to such agents, representatives, attorneys, accountants and advisors as have been retained by Falcon, FHGLP or FHGLP's general partner in connection with the transactions contemplated by the Purchase and Contribution

          Agreement and who are informed of FHGLP's obligations under this subsection (7), and/or (iii) in response to subpoena, court order or similar process or as otherwise may be required by applicable Legal Requirements. Without limiting the foregoing, so long as such information constitutes material nonpublic information, FHGLP itself will refrain from public trading in Class A Common Stock of PublicCo. If FHGLP is requested or required by subpoena, court order or similar process or other Legal Requirements to disclose any of the confidential information, FHGLP will use reasonable efforts to provide Charter and PublicCo with prompt notice so as to afford Charter and PublicCo the opportunity, at Charter's and PublicCo's sole cost and expense, to pursue a protective order or other remedy and FHGLP shall reasonably cooperate with Charter and PublicCo in such efforts so long as such cooperation does not expose FHGLP to risk of liability, penalty or censure or other adverse consequences.

     9. Notwithstanding anything to the contrary in the Purchase and Contribution Agreement, as amended, including Sections 2.4(b) and 6.9(b) of the Purchase and Contribution Agreement, FHGLP covenants and agrees to cause the portion of the Net Closing Payment designated for the severance payments contemplated by said Section 6.9(b) and the payments of amounts due under the Falcon Communications, L.P. Key Executive Equity Program to be paid, no later than the tenth day following the Closing Date, to eligible employees who have delivered an effective employee release (substantially in form and substance as previously delivered to Buyer) on or before the Closing that has not been revoked prior to the time of such payments, and the amount of such payments shall not be reflected as a Current Liability or a Closing Net Liability in the computation of Aggregate Consideration pursuant to Section 2.4 of the Purchase and Contribution Agreement. FHGLP further covenants and agrees to indemnify and hold Charter harmless from FHGLP's failure to make such payments in accordance with the preceding sentence.

     10. Section 6.9 of the Purchase Agreement is hereby amended by deleting existing paragraph 6.9(g) in its entirety and substituting, in lieu thereof, the following new paragraph 6.9(g):

          (g) Notwithstanding anything in this Agreement to the contrary, on or prior to the Closing Date, Falcon shall take such action as may be necessary or appropriate to cause each participant in the Falcon Communications, L.P. "Smart" 401(k) Plan and each participant in the Enstar Cable Corporation "Smart" 401(k) Plan (the "Falcon 401(k) Plans") to become fully vested in his or her benefit under such plans. As of the Closing Date, Buyer or an Affiliate of the Buyer shall assume all obligations to sponsor, contribute to and administer the Falcon 401(k) Plans. Buyer agrees not to take any action or cause any actions to be taken to unreasonably delay distributions from the Falcon 401(k) Plans to participants otherwise entitled to a distribution from those plans by reason of the termination of employment as of the Closing Date. Nothing in this Section 6.9(g) shall be deemed to prevent Buyer or its Affiliates from (i) terminating, freezing, or merging the Falcon 401(k) Plans into another qualified defined contribution plan under Section 414(l) of the Code after the Closing, to the extent such actions are permitted by the Code and ERISA, or (ii) from deferring enrollment of Falcon employees into Buyer's 401(k) plans until the first day of the ensuing calendar quarter.

     11. Section 6.9 of the Purchase Agreement is hereby amended by adding the following new paragraph (h):

          (h) Buyer or an Affiliate of Buyer shall offer employment to the two employees of Western Tele-Communications, Inc. ("WTCI") who primarily perform services on behalf of Pacific Microwave Joint Venture ("PMJV") pursuant to the terms of the Lease and Management Agreement dated as of November 30, 1989 (as amended, the "PMJV Management Agreement") between WTCI and PMJV on such terms and conditions as are substantially similar in the aggregate to the terms and conditions of employment of Buyer's and its Affiliates' employees, such employment to be effective as of the termination of the PMJV Management Agreement in accordance with its terms. From and after the Closing Date, Buyer shall reimburse WTCI for any employee-related expenses in accordance with Section 3.5 of the PMJV Management Agreement, as in effect on the Closing Date, through and until the termination of such agreement. For all other purposes under this
     Section 6.9, such employees of WTCI shall be treated as employees of the Falcon Companies as of the date such WTCI employees become employees of Buyer or any Affiliate of Buyer.

     12. The parties hereby agree that the Purchase and Contribution Agreement, as amended and modified by the First Amendment and the Second Amendment, is hereby deemed further amended in all respects necessary to give effect to the consents, agreements and waivers contained in this Third Amendment, whether or not a particular Section or provision of the Purchase and Contribution Agreement has been referred to in this Third Amendment. Except as amended hereby, the Purchase and Contribution Agreement, as amended and modified by the First Amendment and the Second Amendment, shall remain unchanged and in full force and effect, and this Third Amendment shall be governed by and subject to the terms of the Purchase and Contribution Agreement, as amended and modified by the First Amendment, the

Second Amendment and this Third Amendment. From and after the date of this Third Amendment, each reference in the Purchase and Contribution Agreement to "this Agreement," "hereof," "hereunder" or words of like import, and all references to the Purchase and Contribution Agreement in any and all agreements, instruments, documents, notes, certificates and other writings of every kind and nature (other than in this Third Amendment or as otherwise expressly provided) shall be deemed to mean the Purchase and Contribution Agreement, as amended and modified by the First Amendment and the Second Amendment and as further amended and modified by this Third Amendment, whether or not such First Amendment, Second Amendment, or Third Amendment is expressly referenced. This Third Amendment may be signed in one or more counterparts, each of which shall constitute one original but which when taken together shall constitute one instrument.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, this Third Amendment has been executed by each of CII, Charter LLC, Falcon and Sellers as of the date first written above.


SELLERS:                                  CII:

FALCON HOLDING GROUP, L.P.                CHARTER INVESTMENT, INC.

By:  Falcon Holding Group, Inc.,
     General Partner                      By:   /s/  Marcy Lifton
                                             ---------------------------------
                                             Name:   Marcy Lifton
                                             Title:  Vice President
By:  /s/  Stanley S. Itskowitch
   -------------------------------
   Name:  Stanley S. Itskowitch
   Title: Executive Vice President        CHARTER LLC:

                                          CHARTER COMMUNICATIONS
TCI FALCON HOLDINGS, LLC                  HOLDING COMPANY, LLC


By:  /s/  Derek Chang                     By:  /s/   Marcy Lifton
   -------------------------------           ---------------------------------
   Name:  Derek Chang                        Name:  Marcy Lifton
   Title: Vice President                     Title: Vice President


FALCON HOLDING GROUP, INC.                FALCON:

                                          FALCON COMMUNICATIONS, L.P.

By:  /s/  Stanley S. Itskowitch
   -------------------------------
   Name:  Stanley S. Itskowitch           By: Falcon Holding Group, L.P.,
   Title: Executive Vice President            General Partner

                                          By: Falcon Holding Group, Inc.,
FALCON CABLE TRUST                            General Partner


By:  /s/  Marc B. Nathanson               By:  /s/   Stanley S. Itskowitch
   -------------------------------           ---------------------------------
   Name:  Marc B. Nathanson                  Name:  Stanley S. Itskowitch
   Title: Trustee                            Title: Executive Vice President

                                          By: TCI Falcon Holdings, LLC,
DHN, INC.                                     General Partner


By:  /s/  Stanley S. Itskowitch           By:  /s/   Derek Chang
   -------------------------------           --------------------------------
   Name:  Stanley S. Itskowitch              Name:  Derek Chang
   Title: Executive Vice President           Title: Vice President


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